Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 28, 2016 except for Note 15 which is dated June 15, 2016, for the years ended December 31, 2015 and 2014 related to the consolidated financial statements of Ecoark, Inc. and Subsidiaries for the years then ended, which appears in Ecoark Holdings, Inc.’s Registration Statement on Form S-1 Amendment 2 filed on or about June 17, 2016.

We also consent to the use of our report dated February 26, 2016 except for Note 12 which is dated June 15, 2016 for the years ended December 31, 2015 and 2014 related to the consolidated financial statements of Magnolia Solar Corporation, which appears in Ecoark Holdings, Inc.’s Registration Statement on Form S-1 Amendment 2 filed on or about June 17, 2016.

/s/ KBL, LLP

KBL, LLP New York, NY June 17, 2016

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